AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado-Piñeiro	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

REPORTS ON ITS ASSESSMENT OF
INTERNAL CONTROL OVER FINANCIAL REPORTING

San Juan, Puerto Rico, February 23, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the fourth quarter and year ended December 31, 2005 and reported on its assessment of internal control over financial reporting.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of the Company said, “We are pleased with our year end results and overall performance. Despite the challenging interest rate environment and fierce competition, we were able to significantly increase our commercial loan portfolio, which is our main line of business. Total commercial loans increased by $178.4 million, or 25.27%. Nevertheless, the effect of such growth has not yet been optimized and we expect to fully realize the benefits of this growth in the upcoming year. In addition, we are encouraged by the continued expansion of our net interest margin following the repositioning of our investment portfolio during the third quarter of 2005.

“2005 was a very difficult year for the Puerto Rico banking industry and all financial institutions in general. In the last quarter of 2005, we increased our provision for loan and lease losses as we experienced an unexpected increase in the number of repossessed vehicles resulting from the impairment of certain leases in our automobile leasing portfolio.

“We intend to take all necessary steps to react proactively to the evolving lending environment. In order to maintain the quality of our leasing portfolio, we have tightened our underwriting standards for our automobile loans and hired additional experienced underwriting personnel. We have also hired senior collections personnel with significant experience in this area to better enable us to manage delinquencies and repossessed assets in the future. During 2005, we worked to complete the final stages of the integration of the former The Bank & Trust of Puerto Rico (“BankTrust”), which we acquired and merged into Eurobank, our banking subsidiary, on May 3, 2004. We have been preparing and adjusting our platform to leverage this acquisition and expand our business relations with the former customers of BankTrust. Also, we continued to spread our footprint throughout the Island by opening two additional branches in Canóvanas and Aguadilla. While these initiatives, together with the costs associated with operating as a public company, have resulted in increased overhead, we are confident that we can optimize these efforts for the future benefit of the Company.”

Stock Repurchase Program

On October 27, 2005, EuroBancshares announced the establishment of a stock repurchase program under Rule 10b-18 under the Securities and Exchange Act of 1934, as amended, pursuant to which EuroBancshares would acquire shares of its common stock for an aggregate purchase price of up to $10.0 million in open market purchases, block trades and privately negotiated transactions over a period of one year. Since that time, EuroBancshares has repurchased 163,550 shares for the aggregate purchase price of $1,924,192. EuroBancshares intends to continue to repurchase shares of its common stock pursuant to the stock repurchase program at such times and at such prices as it deems appropriate.

Net Income

EuroBancshares’ net income before extraordinary gain for the fourth quarter of 2005 decreased to $1.7 million, or $0.08 per basic common share ($0.07 on a diluted basis) compared to $6.1 million, or $0.30 per common share ($0.29 on a diluted basis), for the same period in 2004. Net income before extraordinary gain for the year ended December 31, 2005 was $16.5 million, or $0.81 per common share ($0.78 on a diluted basis) compared to $18.3 million, or $1.08 per common share ($1.04 on a diluted basis), for the comparable period last year. Earnings per share gives effect to:

•	a two-for-one stock split effective July 15, 2004;

•
the issuance of 3,450,000 shares on August 11, 2004 in the Company’s Initial Public Offering (IPO), and additional 517,500 shares on September 15, 2004, pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO;

•	the repurchase of 163,550 shares between November and December 2005 in connection with a stock repurchase program approved by the Board of Directors in October 2005, and;

•	the recording of 1,688 shares held in treasury as a result of a payment in lieu of foreclosure from a former borrower.

Return on Average Assets (ROAA) for the fourth quarter of 2005 was 0.29%, compared to a ROAA of 1.20% for the same quarter in 2004. ROAA for the year ended December 31, 2005 was 0.74%, compared to a ROAA of 1.03% for the same period last year. Return on Average Common Equity (ROACE) for the year ended December 31, 2005 was 10.70%, compared to 18.67% for the same period in 2004.

Net Interest Income

The Company reported total interest income of $36.8 million for the fourth quarter of 2005, compared to $28.4 million for the fourth quarter of 2004. Total interest income for the year ended December 31, 2005 was $133.2 million, compared to total interest income of $95.4 million for prior year same period. Increases were due to the combined result of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2005. Average fourth quarter and year-to-date interest-earning assets increased to $2.268 billion and $2.157 billion as of December 31, 2005, respectively, compared to $1.961 billion and $1.702 billion as of December 31, 2004, respectively.

Total interest expense was $19.1 million for the fourth quarter ended December 31, 2005, compared to $12.2 million for the same quarter in 2004. Total interest expense for the year ended December 31, 2005 was $64.9 million, compared to total interest expense of $41.5 million for the year 2004. These increases resulted from the combination of higher interest-bearing deposits and borrowings and increased costs of funds during 2005. Average fourth quarter and year-to-date interest-bearing deposits and borrowings increased to $2.024 billion and $1.923 billion as of December 31, 2005, respectively, as compared to $1.724 billion and $1.526 billion as of December 31, 2004, respectively.

Net interest margin on a fully taxable equivalent basis decreased to 3.23% for the fourth quarter of 2005, as compared to 3.45% for the same period in 2004. Net interest margin remained at 3.29% for the year ended December 31, 2005 when compared to the year ended December 31, 2004. Net interest spread on a fully taxable equivalent basis decreased to 2.76% and 2.88% for the fourth quarter and year end 2005, compared to 3.08% and 3.00%, respectively, for same periods in 2004. These declines in margin and spread were caused primarily by the rising short-term interest rates and flattening yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets. Additionally, the increase in average deposits has been substantially in brokered deposits, a higher cost category. On the other hand, net interest margin and spread on a fully taxable equivalent basis for the quarter ended December 31, 2005 increased to 3.23% and 2.76%, respectively, when compared to 3.14% and 2.73% for the quarter ended September 30, 2005.

Mr. Arrillaga commented, “We have been operating in a difficult interest rate environment. However, the fact that we did not experience margin compression in the last quarter reflects our ability to react proactively to the changing environment and properly manage the Company’s asset/liability mix and interest rate risk.”

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended December 31, 2005 was $6.4 million, compared to $1.3 million for the same quarter in 2004, and $12.8 million and $7.1 million for the years ended December 31, 2005 and 2004, respectively. The increase in the provision resulted from the growth in our loan portfolio and the net losses experienced, mainly in our leasing portfolio. More details on portfolio growth, net charge-offs and asset quality are discussed below.

Net Non-Interest Income

EuroBancshares’ net non-interest income in the fourth quarter of 2005 was $1.8 million, compared to $3.4 million for the same quarter last year. This decrease was due to the net effect of: (i) a $94,000 increase in service charges, mainly on deposits; (ii) a $71,000 loss on sale of securities resulting from the sale of $45.0 million of US Treasury obligations held for sale in October 2005 in order to reposition the investment portfolio to take advantage of the rising rate environment; (iii) an increase of $501,000 in net losses on the sale of real estate owned and other repossessed assets, which consists primarily of losses realized from the disposition of vehicles and equipment resulting from our strategy to become more aggressive with selling repossessed units; and (iv) a $1.1 million decrease in gain on sale of loans mainly because we did not sell any lease financing contracts in the fourth quarter of 2005, compared to $30.0 million sold in the same quarter last year.

Net non-interest income for the year ended December 31, 2005 was $7.7 million, as compared to $9.1 million for the same period in 2004. This decrease resulted from the net effect of: (i) a $1.0 million increase in service charges, our main component of non-interest income; (ii) a $944,000 increase in net losses on non-hedging derivatives, which reflects a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter of 2005; (iii) a $301,000 loss on sale of securities resulting from the sale of $40.0 million in U.S. Treasury obligations available for sale in March 2005 and $45.0 million sold in October 2005 in an effort to improve the yields of the available-for-sale securities portfolio to position it to better respond to the rising rates environment; (iv) an increase of $681,000 in the net loss on the sale of repossessed assets and on the disposition of other assets mainly attributable to our more aggressive strategy of disposing of repossessed vehicles and equipment as mentioned before; and (v) a $449,000 decrease in gain on the sale of loans mainly attributable to the lower yields on the loans sold in 2005 as compared to those sold in 2004.

Non-Interest Expense

Non-interest expense for the fourth quarter and year ended December 31, 2005 increased to $10.2 million and $37.6 million, respectively, compared to $8.9 million and $28.9, respectively, for the same periods in 2004. These increases were mainly concentrated in personnel, occupancy and professional expenses and continued to reflect the Company’s organic growth as well as the growth related to the acquisition of BankTrust in May 2004 and increased legal, audit, consulting and professional fees related to operating as a publicly-traded corporation. The efficiency ratio on a fully taxable equivalent basis was 50.64% for the quarter ended December 31, 2005, compared to 43.80% for the fourth quarter of 2004. The efficiency ratio on a fully taxable equivalent basis for the years ended December 31, 2005 and 2004 were 47.84% and 44.44%, respectively.

Income Tax Expense

The Company recorded income tax expense of $1.2 million during the fourth quarter of 2005, down from $3.3 million during the same period in 2004. Income tax expense increased to $9.1 million for the year ended December 31, 2005, compared to $8.7 million for 2004. This increase resulted from a $25.6 million pre-tax income and a 35.4% effective tax rate for the year ended 2005, compared to a $27.0 million pre-tax income and a 32.1% effective tax rate for the same period in 2004. The increase in the effective rate mainly resulted from the increase in taxable income, primarily related to our loan portfolio, as a percentage of total income during 2005, when compared to 2004.

On August 1, 2005, the governor of Puerto Rico approved a temporary increase of 2.5% on the taxable income, which increased the statutory tax rate from 39% to 41.5% for the years 2005 and 2006. This change in rate resulted in additional income tax expense for the year in the amount of $27,000, comprised of an increase in current income tax expense of $98,000 and a $71,000 estimated deferred tax benefit.

In addition, on August 3, 2005, the governor of Puerto Rico submitted to the Puerto Rico Legislature a proposal to impose an additional transitory tax of 4% on net interest income applicable to Puerto Rico financial institutions. If approved, this additional tax will be effective for the taxable years 2005 and 2006. The proposal excludes from the definition of net interest income, exempt net interest earned on obligations of the United States, of any state or territory of the United States or political subdivision, of the District of Columbia, and of the Commonwealth of Puerto Rico or any instrumentality or political subdivision. The final impact of this proposal will depend on the final bill, if approved, the actual distribution of taxable and exempt income, and the regulations, if any, issued thereafter.

Balance Sheet Summary and Asset Quality Data

Assets

EuroBancshares increased its total assets to $2.391 billion as of December 31, 2005 from $2.103 billion at December 31, 2004. Even with sales of finance leases totaling $29.9 million ($14.9 during the first quarter of 2005 and $15.0 in the third quarter of 2005) total loans still increased by $189.6 million, or 13.66%, to $1.577 billion as of December 31, 2005, from $1.388 billion as of December 31, 2004. Commercial loans, the Company’s main line of business, increased by $178.4 million, or 25.27%, to $884.4 million as of December 31, 2005, from $706.0 million as of December 31, 2004.

Loans

Loan portfolio growth during year 2005 has been mostly concentrated in commercial loans secured by real estate, for which the risk of loss is smaller than in certain other loan categories. During 2005, commercial loans secured by real estate increased by $148.9 million, representing 78.58% of the total increase of our loan portfolio during the year.

Allowance for Loan and Lease Losses and Asset Quality

The allowance for loan and lease losses decreased to $18.2 as of December 31, 2005, compared to $19.0 million as of December 31, 2004. A periodic evaluation of the allowance for loan and lease losses is performed, considering portfolio growth, net-charge offs, delinquencies, and related loss experience. Management considers that the allowance for loan and lease losses, which is 1.15% of total loans and leases at December 31, 2005, is adequate to absorb probable losses in the portfolio.

During the last quarter of 2005, net charge-offs amounted to $3.5 million, compared to $2.4 million for the quarter ended December 31, 2004. Net charge-offs for the year ended December 31, 2005 were $13.6 million, compared to $8.4 million for the year ended December 31, 2004. The increase in net charge-offs for the year ended December 31, 2005 from the year ended December 31, 2004 was distributed as follows: (i) $1.4 million increase in net charge-offs from consumer loans; (ii) $1.2 million increase in net charge-offs from commercial and industrial loans; and (iii) $2.7 million increase in net charge-offs from our leasing portfolio mainly as a result of an increase in the repossessed vehicles inventory. The increase in net charge-offs from consumer loans and in the commercial and industrial loans portfolio included $1.1 million and $643,000 related to marine and commercial loans acquired from BankTrust, respectively, for which adequate reserves were previously established.

Annualized net charge-offs as a percentage of average loans were 0.91% for the fourth quarter of 2005 and 0.92% for the year ended December 31, 2005, compared to 0.99% for the quarter ended on September 30, 2005 and 0.69% for the year ended December 31, 2004.

Non-performing loans to total loans decreased to 2.30% as of December 31, 2005 when compared to 2.92% as of December 31, 2004, although there was a slight increase when compared with 2.27% as of September 30, 2005. Non-performing assets to total assets decreased to 1.91% as of December 31, 2005 as compared to 2.23% as of December 31, 2004, but increased slightly when compared to 1.88% as of September 30, 2005.

Investments

The investment portfolio increased by approximately $66.5 million to $680.2 million as of December 31, 2005 from $613.7 million as of December 31, 2004. This increase was primarily due to the net effect of: (i) the sale of $85.0 million of US Treasury obligations which would have matured between August and November of 2005, (ii) a decrease of $7.9 million in FHLB investments due to monthly principal prepayments and maturity of FHLB obligations and the redemption of FHLB stock and a decrease of $1.5 million in Puerto Rico Bonds due to maturity of the PR Public Finance Corp. Bonds, (iii) the monthly prepayments of approximately $136.8 million of mortgage backed securities, (iv) the purchase of $142.1 million in US government agencies obligations, $8.3 million in FHLB stocks and $159.8 million in mortgage backed securities, and (v) a net premium amortization of $4.6 million. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the year 2005, we have seen higher interest rates in the short term part of the yield curve and we have been able to reinvest at higher yields and for maturities or estimated maturities from 2 years to 5 years. As of December 31, 2005, after the above-mentioned transactions, the estimated average maturity was approximately 2.77 years and the average yield was approximately 4.26% compared to an estimated average maturity of 2.64 years and to an estimated average yield of 4.15% as of December 31, 2004.

Deposits and Borrowings

Total deposits as of December 31, 2005 increased to $1.734 billion, from $1.409 billion as of December 31, 2004. This increase was concentrated in time deposits over $100,000 and brokered deposits mainly due to the fierce competition for core deposits on the Island. On the other hand, other borrowings decreased to $475.7 million as of December 31, 2005, compared to $520.2 million at December 31, 2004. Such decrease was mainly concentrated in the securities sold under agreements to repurchase.

Management’s Assessment of Internal Control over Financial Reporting

In connection with its ongoing evaluation and testing activities under Section 404 of the Sarbanes Oxley Act of 2002 and related rules and regulations, management of EuroBancshares is currently in the process of assessing the effectiveness of EuroBancshares’ internal control over financial reporting as of December 31, 2005. In making its assessment of internal control over financial reporting, management is using the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the criteria established in COSO, management has concluded that certain conditions exist which constitute a “material weakness” in its internal control over financial reporting as of December 31, 2005.

EuroBancshares’ methodology for the determination of the adequacy of the allowance for loan and lease losses for impaired loans is based on classifications of loans into various categories and loss percentages that are commonly used for regulatory purposes. For non-classified loans, the estimated allowance is based on historical loss experiences as adjusted for changes in trends and conditions on an annual basis. These trends are monitored to prevent possible deviations from the loss factors used for the methodology.

As part of management’s assessment of the effectiveness of internal controls over the allowance for loan and lease losses adequacy, management identified several deficiencies, which when evaluated in the aggregate, were considered a material weakness.  Such deficiencies are related to controls over certain aspects of the monitoring and documentation of recent loss trends of portfolios, the segregation of portfolios for purposes of the calculations of the adequacy of the allowance for loan and lease losses, and the documentation of the unallocated portion of the allowance.  As a result of the material weakness, management will be unable to conclude that EuroBancshares’ internal controls over financial reporting were effective as of December 31, 2005.

Notwithstanding the foregoing, the accompanying financial information has been adjusted by management to properly account for recent loss trends and conditions. In addition, management has commenced a remediation process post year end and intends to take the following actions to improve and remediate the material weakness in the Company’s internal control over financial reporting:

•
A detailed quarterly review and monitoring of loan and lease loss ratios will be documented in order to detect any trend which may require adjustment of loss percentages allocated in the general reserve for loan and lease portfolios.

•
New reports will be produced in order to compare portfolio balances with prior month to identify key variances. Analysis procedures will be formalized and documented to ensure the accuracy of these reports.

•
A memorandum will be prepared by the Loan Review Officer and submitted to management and the Board of Directors on a monthly basis to document the unallocated portion of the allowance for loan and lease losses following the guidelines set forth in Staff Accounting Bulletin No. 102.

Management believes that these actions will strengthen the Company’s internal control over financial reporting and will address the material weakness identified above.

Mr. Arrillaga stated, “We intend to vigorously pursue a rapid remediation of the deficiencies identified in our internal controls over financial reporting to ensure proper monitoring and documentation procedures going forward.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank, EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

December 31, 2005 and December 31, 2004

Assets	2005	2004
Cash and due from banks	$20,993,485	$18,597,116
Interest-bearing deposits	20,773,171	3,271,377
Securities purchased under agreements to resell	54,132,673	42,810,479
Investment securities available-for-sale:
Pledged securities with creditors’ right to repledge	445,434,078	457,247,716
Other securities available-for-sale	181,646,198	98,234,027
Investment securities held-to-maturity:
Pledged securities with creditors’ right to repledge	41,379,674	34,390,675
Other securities held-to-maturity	1,091,110	15,113,768
Other investments	10,652,000	8,715,600
Loans held for sale	936,281	2,684,063
Loans, net of allowance for loan and lease losses of $18,188,130 in 2005 and $19,038,836 in 2004	1,558,071,526	1,365,890,375
Accrued interest receivable	14,979,784	11,167,973
Customers’ liability on acceptances	501,195	395,161
Premises and equipment, net	11,167,981	11,261,213
Other assets	29,523,653	33,009,509
Total assets	$2,391,282,809	$2,102,789,052
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$146,637,966	$137,895,861
Interest bearing	1,587,490,180	1,271,140,575
Total deposits	1,734,128,146	1,409,036,436

Securities sold under agreements to repurchase	419,859,750	463,409,056
Acceptances outstanding	501,195	395,161
Advances from Federal Home Loan Bank	8,758,626	10,403,638
Notes payable to Statutory Trusts	46,393,000	46,393,000
Other borrowings	700,175	—
Accrued interest payable	9,263,493	6,719,851
Accrued expenses and other liabilities	6,711,389	8,130,222
	2,226,315,774	1,944,487,364
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2005 and 2004	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000 shares; issued and outstanding 19,398,848 shares in 2005 and 19,564,086 shares in 2004	195,641	195,641
Capital paid in excess of par value	105,508,402	105,408,402
Retained earnings:
Reserve fund	6,528,519	4,721,756
Undivided profits	54,348,750	40,369,955
Treasury stock, 165,238 shares at cost in 2005	(1,946,052)	—
Accumulated other comprehensive loss	(10,431,650)	(3,157,491)
Total stockholders’ equity	164,967,035	158,301,688
Total liabilities and stockholders’ equity	$2,391,282,809	$2,102,789,052

EUROBANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Unaudited)

For the three months and years ended December 31, 2005 and 2004

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Interest income:
Loans, including fees	$29,009,163	$24,105,649	$107,970,892	$82,790,251
Investment securities:
Available-for-sale	6,780,826	3,940,186	21,997,813	11,887,768
Held-to-maturity	469,321	201,017	1,874,044	201,017
Interest-bearing deposits, securities purchased under agreements to resell, and other	573,094	123,809	1,389,732	514,602
Total interest income	36,832,404	28,370,661	133,232,481	95,393,638
Interest expense:
Deposits	13,328,035	9,066,862	44,933,645	33,309,033
Securities sold under agreements to repurchase, notes payable, and other	5,815,080	3,104,420	20,002,104	8,172,239
Total interest expense	19,143,115	12,171,282	64,935,749	41,481,272
Net interest income	17,689,289	16,199,379	68,296,732	53,912,366
Provision for loan and lease losses	6,435,000	1,250,000	12,775,000	7,100,000
Net interest income after provision for loan and lease losses	11,254,289	14,949,379	55,521,732	46,812,366
Noninterest income:
Service charges – fees and other	2,366,818	2,272,429	9,068,560	8,056,482
Net loss on non-hedging derivatives	—	—	(943,782)	—
Net loss on sale of securities	(71,036)	—	(301,053)	—
Net loss on sale of repossessed assets and on disposition of other assets	(524,852)	(23,833)	(1,040,206)	(358,890)
Gain on sale of loans	23,283	1,116,870	945,613	1,395,105
Total noninterest income	1,794,213	3,365,466	7,729,132	9,092,697
Noninterest expense:
Salaries and employee benefits	3,934,544	3,068,792	14,727,209	11,110,819
Occupancy	2,451,047	1,928,358	8,554,524	6,942,603
Professional services	1,124,572	918,009	3,911,659	2,196,101
Insurance	287,250	351,786	1,095,193	803,727
Promotional	148,179	158,433	686,080	545,128
Other	2,229,129	2,447,025	8,668,608	7,343,310
Total noninterest expense	10,174,721	8,872,403	37,643,273	28,941,688
Income before income taxes and extraordinary item	2,873,781	9,442,442	25,607,591	26,963,375
Provision for income taxes	1,200,410	3,319,084	9,077,228	8,662,633
Income before extraordinary item	1,673,371	6,123,358	16,530,363	18,300,742
Extraordinary gain on acquisition of BankTrust	—	4,898	—	4,419,118
Net income	$1,673,371	$6,128,256	$16,530,363	$22,719,860
Earnings per share:
Basic:
Income before extraordinary item	$0.08	$0.30	$0.81	$1.08
Extraordinary item	—	—	—	0.27
Net income	$0.08	$0.30	$0.81	$1.35
Diluted:
Income before extraordinary item	$0.07	$0.29	$0.78	$1.04
Extraordinary item	—	—	—	0.26
Net income	$0.07	$0.29	$0.78	$1.30

Note: Reclassifications decreasing loan interest income with corresponding equal decreases in salaries and employee benefits have been made in the amount of $2.1 million for the quarter ended December 31, 2004 and $8.1 million for the year ended December 31, 2004 to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

Quarter Ended			Years Ended
December 31,		September 30,	December 31,
2005	2004	2005	2005	2004

Average shares outstanding - basic	19,474,653	19,520,978	19,564,086	19,541,544	16,523,373
Average shares outstanding - assuming dilution	20,133,103	20,327,629	20,303,481	20,277,799	17,152,261
Number of shares outstanding at end of period	19,398,848	19,564,086	19,564,086	19,398,848	19,564,086

Average Balances

Total assets	$2,345,256	$2,037,687	$2,330,063	$2,234,987	$1,772,926
Loans and leases, net of unearned	1,541,561	1,378,947	1,525,898	1,487,850	1,217,723
Interest-earning assets (1)	2,267,537	1,961,032	2,249,979	2,157,375	1,701,842
Interest-bearing deposits	1,490,294	1,251,336	1,389,032	1,374,972	1,156,643
Interest-bearing liabilities	533,590	472,310	625,465	548,141	369,064
Preferred stock	10,763	10,763	10,763	10,763	7,176
Shareholders' equity	167,666	156,645	169,078	165,236	108,138

Loan Mix

Commercial & industrial secured by real estate	612,376	463,500	576,449	612,376	463,500
Other commercial & industrial	272,005	242,480	265,333	272,005	242,480
Construction secured by real estate	82,468	79,334	69,794	82,468	79,334
Other construction	200	1,124	950	200	1,124
Mortgage	44,841	51,730	46,430	44,841	51,730
Consumer secured by real estate	906	1,311	891	906	1,311
Other consumer	63,980	74,755	66,575	63,980	74,755
Lease financing contracts	487,863	459,251	484,792	487,863	459,251
Overdrafts	5,336	6,134	6,966	5,336	6,134
Total	1,569,975	1,379,619	1,518,180	1,569,975	1,379,619

Deposit Mix

Noninterest-bearing deposits	146,638	137,896	136,022	146,638	137,896
Now and money market	70,962	118,077	82,313	70,962	118,077
Savings	223,665	278,802	239,592	223,665	278,802
Broker deposits	967,206	512,005	786,654	967,206	512,005
Regular CD's & IRAS	121,950	161,782	129,094	121,950	161,782
Jumbo CD's	203,707	200,474	208,150	203,707	200,474
Total	1,734,128	1,409,036	1,581,825	1,734,128	1,409,036

Financial Data

Total assets	2,391,283	2,102,789	2,380,589	2,391,283	2,102,789
Loans and leases, net of unearned	1,577,196	1,387,613	1,526,412	1,577,196	1,387,613
Allowance for loan and lease losses	18,188	19,039	15,266	18,188	19,039
Total deposits	1,734,128	1,409,036	1,581,825	1,734,128	1,409,036
Total borrowings	475,712	520,206	613,293	475,712	520,206
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	188	188	745	498
Shareholders' equity	164,967	158,302	167,814	164,967	158,302
Net income	1,673	6,129	4,797	16,530	22,720
Total interest income	36,832	28,371	34,714	133,232	95,394
Total interest expense	19,143	12,171	17,623	64,936	41,481
Provision for loan and lease losses	6,435	1,250	3,015	12,775	7,100
Non-interest income	2,367	2,272	2,325	9,069	8,056
Net gain (loss) on non-hedge derivatives	-	-	-	(944)	-
Net gain (loss) on sale of loans and other assets	(573)	1,093	143	(395)	1,036
Non-interest expense	10,175	8,872	9,330	37,643	28,942
Income taxes	1,200	3,319	2,417	9,077	8,663
Net income before extraordinary item	1,673	6,124	4,797	16,530	18,301
Extraordinary item	-	5	-	-	4,419
Nonperforming assets	45,780	46,974	44,828	45,780	46,974
Nonperforming loans	36,263	40,533	34,633	36,263	40,533
Net charge-offs	3,513	2,397	3,792	13,626	8,357

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

Quarter Ended			Years Ended
December 31,		September 30,	December 31,
2005	2004	2005	2005	2004
Performance Ratios

Return on average assets (2)	0.29%	1.20%	0.82%	0.74%	1.03%
Return on average common equity (3)	4.27	16.79	12.12	10.70	18.67
Net interest spread (4)	2.76	3.08	2.73	2.88	2.99
Net interest margin (5)	3.23	3.45	3.14	3.29	3.29
Efficiency ratio (6)	50.64	43.80	46.33	47.84	44.44
Earnings per common share before extraordinary item - basic	$0.08	$0.30	$0.24	$0.81	$1.08
Earnings per common share before extraordinary item - diluted	0.07	0.29	0.23	0.78	1.04
Earnings per common share - basic	0.08	0.30	0.24	0.81	1.35
Earnings per common share - diluted	0.07	0.29	0.23	0.78	1.30

Asset Quality Ratios

Nonperforming assets to total assets	1.91%	2.23%	1.88%	1.91%	2.23%
Nonperforming loans to total loans	2.30	2.92	2.27	2.30	2.92
Allowance for loan and lease losses to total loans	1.15	1.37	1.00	1.15	1.37
Net loan and lease charge-offs to average loans	0.91	0.70	0.99	0.92	0.69

(1)	Includes nonaccrual loans, which balance as of the periods ended December 31, 2005 and 2004, and September 30, 2005 was $27.7 million, $32.2 million and $27.0 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.

(3)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.

(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note: Reclassifications decreasing loan interest income with corresponding equal decreases in salaries and employee benefits have been made in the amount of $2.1 million for the quarter ended December 31, 2004 and $8.1 million for the year ended December 31, 2004 to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	December 31,	September 30,	December 31,
	2005	2005	2004

Loans contractually past due 90 days or more but still accruing interest:	$8,560	$7,598	$8,365
Nonaccrual loans:	27,703	27,035	32,168
Total nonperforming loans	36,263	34,633	40,533
Repossessed property:
Other real estate	1,542	2,963	2,875
Other repossesed assets	7,975	7,232	3,566
Total repossessed property	9,517	10,195	6,441
Total nonperforming assets	$45,780	$44,828	$46,974

Nonperforming loans to total loans	2.30%	2.27%	2.92%
Nonperforming assets to total loans plus
repossessed property	2.89	2.92	3.37
Nonperforming assets to total assets	1.91	1.88	2.23

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended				Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2005	2005	2004
Charge-offs:
Real estate secured	$-	$-	$-	$-	$-	$5
Commercial and industrial	544	1,830	1,612	862	4,848	3,329
Consumer	639	403	1,173	385	2,600	1,196
Leases financing contracts	2,993	2,504	1,751	1,743	8,991	5,806
Other	28	62	53	7	150	164
Total charge-offs	4,204	4,799	4,589	2,997	16,589	10,500

Recoveries:
Real estate secured	$-	$-	$-	$-	$-	$-
Commercial and industrial	40	327	49	70	486	154
Consumer	63	55	68	70	256	233
Leases financing contracts	588	623	473	526	2,210	1,741
Other	-	2	1	8	11	15
Total recoveries	691	1,007	591	674	2,963	2,143

Net charge-offs:
Real estate secured	$-	$-	$-	$-	$-	$5
Commercial and industrial	504	1,503	1,563	792	4,362	3,175
Consumer	576	348	1,105	315	2,344	963
Leases financing contracts	2,405	1,881	1,278	1,217	6,781	4,065
Other	28	60	52	(1)	139	149
Total net charge-offs	$3,513	$3,792	$3,998	$2,323	$13,626	$8,357